EXHIBIT 99.1

WINDTAMER CORPORATION ANNOUNCES FIRST TURBINE SALES

ROCHESTER, NY (Marketwire - 11/23/09) - WindTamer Corporation ("WindTamer" or the "Company") (OTC.BB: WNDT), a developer and manufacturer of a patented new wind turbine technology, announced that the first sales of its WindTamer turbines were made during the week of November 16, 2009.

Gerald E. Brock, Chairman and Chief Executive Officer of WindTamer Corporation, said that on November 18, 2009 the Company sold its first turbine, a 3.5kw unit, purchased for a residence/farm in Livonia, New York. Mr. Brock said that seven additional turbines were also sold during the week ended November 21, 2009: Three 1.8kw units purchased for three separate residences in the towns of Livonia and Caledonia, New York; two 1.8kw units purchased for use at a dog breeding farm in Conesus, New York; a 1.8kw unit purchased for use at a horse boarding farm in LeRoy, New York; and a 3.5kw unit purchased for a residence in Livonia, New York.  Mr. Brock said that WindTamer has received deposits ranging from 50% to 100% of the purchase price on each unit.

William A. Schmitz, President of WindTamer Corporation, said that, "A company's first commercial sale is a milestone, and we are pleased to share this significant news with our stockholders.  The fact that our first sale was quickly followed by seven additional sales is an early indication of the backlog of hundreds of inquiries we have accumulated during our development phase. WindTamer's groundbreaking new technology is already generating widespread interest among individuals, businesses, wind farm developers and other entities who are actively seeking to purchase a wind turbine system that is efficient and makes economic sense."

Like many sales of wind turbines, the sales referred to above are conditioned upon the receipt of all necessary permits and approvals to install the turbines.

WindTamer Corporation common stock began trading on the OTC Bulletin Board on November 16, 2009 under the symbol WNDT.

About WindTamer Corporation

 WindTamer Corporation (http://www.windtamerturbines.com) is a developer and manufacturer of highly efficient wind power generators that utilize our Patented "Fluid-Driven Vacuum-Enhanced Generator" technology for the production of electrical power. Applications of WindTamer turbines include stand-alone and roof-mounted residential; stand-alone and roof-mounted commercial and industrial; wind farms; boat-dock, RV and other recreational applications; portable and transportation; and back-up power sourcing.

Forward-Looking Statements

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  WindTamer Corp cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect WindTamer’s financial results, is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:

WindTamer Corp
Investor Relations
Cherrie Mahon
(585) 243-4040
ircontact@windtamerturbines.com